Exhibit 10.1

Stock Right Transfer Agreement

Party A:  Honggang Yu

Party B: Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

1. Both parties have discussed and agreed that Party A agrees to transfer its stock right, which is worth 18  million yuan (RMB),  of Shenyang Vantone Yuan Trading Company, Ltd to Party B.  Party B agrees to spend 18  million yuan (RMB) to purchase Party A’s stock right of  the Shenyang Vantone Yuan Trading Company, Ltd, which is worth 18 million yuan (RMB).

2. There are three copies of this agreement. (One copy be filed with the corporate registration administration, Part A and party B each has a copy). This agreement will take effect immediately after both parties sign it.

Party A Seal/Signature:          Signature of Honggang Yu

Party B Seal/Signature:          Seal of Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

Date: 10/12/2011

Seal of Shenyang Vantone Yuan Trading Co., Ltd.